Exhibit 4.12

Execution Version

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) is made and entered into as of March 8, 2024, by and among: (i) Australian Oilseeds Holdings Limited, a Cayman Islands exempted company (“Pubco”); (ii) American Physicians LLC, a Delaware limited liability company, in the capacity as the representative, from and after the Closing for the shareholders of Purchaser and Pubco (other than the Sellers) (including any successor Purchaser Representative appointed in accordance therewith, the “Purchaser Representative”); (iii) Gary Seaton, in the capacity as the Seller Representative under the Business Combination Agreement (including any successor Seller Representative appointed in accordance therewith, the “Seller Representative”); (iv) each of the holders of the Company’s (as defined below) outstanding ordinary shares named on Annex I to the Business Combination Agreement (as defined below) (the “Primary Sellers”), and (v) Continental Stock Transfer & Trust Company, as escrow agent (the “Escrow Agent”). Capitalized terms used herein but not otherwise defined herein shall have the meaning given to such terms in the Business Combination Agreement.

WHEREAS, on December 5, 2022, Pubco, the Purchaser Representative, the Seller Representative, the Primary Sellers and other Sellers entered into that certain Business Combination Agreement (as amended on March 31, 2023 and again on December 7, 2023, and as may be further amended the “Business Combination Agreement”), with EDOC Acquisition Corp., a Cayman Islands exempted company (together with its successors, the “Purchaser”), AOI Merger Sub, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“Merger Sub”), and Australian Oilseeds Investments Pty Ltd., an Australian proprietary company (“Company”), pursuant to which, subject to the terms and conditions thereof, (a) Purchaser will merge with and into Merger Sub, with Purchaser continuing as the surviving entity (the “Merger”), as a result of which, (i) Purchaser shall become a wholly-owned subsidiary of Pubco, and (ii) each issued and outstanding security of Purchaser immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (b) Pubco shall acquire all of the issued and outstanding ordinary shares of the Company from the Sellers in exchange for ordinary shares of Pubco (the “Share Exchange”, and collectively with the Merger and the other transactions contemplated by this Agreement and the Ancillary Documents, the “Transactions”), all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the applicable provisions of the Cayman Act and Australian Act, subject to the withholding of the Escrow Shares (as defined below) being deposited into the Escrow Account (as defined below) in accordance with the terms and conditions of the Business Combination Agreement and this Agreement;

WHEREAS, pursuant to the Business Combination Agreement, a portion of the Exchange Consideration otherwise deliverable to the Sellers after the Closing is subject to adjustment in accordance with Section 2.3 of the Business Combination Agreement;

WHEREAS, pursuant to the Business Combination Agreement, Pubco, Purchaser and their respective Affiliates and their respective officers, directors, managers, employees, successors and permitted assigns (the “Purchaser Indemnitees”) are entitled to be indemnified in certain respects by the Sellers;

WHEREAS, in accordance with the Business Combination Agreement and this Agreement, at the Closing, Pubco shall issue and deliver to the Escrow Agent fifteen percent (15%) of the Exchange Consideration otherwise issuable to the Sellers at the Closing (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”) to be held, along with any other Escrow Property (as defined below), by the Escrow Agent in a segregated escrow account (the “Escrow Account”) and disbursed therefrom in accordance with the terms of Sections 2.3, 2.5, and 9.4 of the Business Combination Agreement and this Agreement;

WHEREAS, pursuant to the Business Combination Agreement (i) the Seller Representative has been designated as each Seller’s representative and agent to represent all of the Sellers, and to act on their behalf for purposes of this Agreement, and (ii) the Purchaser Representative has been exclusively designated to act on behalf of Purchaser to take all necessary actions and make all decisions pursuant to this Agreement; and

WHEREAS, the Escrow Agent is willing to administer the escrow under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

Section 1. Appointment. Pubco and the Seller Representative hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby agrees to perform the duties of their escrow agent under this Agreement. The escrow services to be rendered by the Escrow Agent under this Agreement will not begin until the Escrow Agent has received the documentation necessary to establish the Escrow Account on its books and has received the Escrow Shares in accordance with this Agreement.

Section 2. Delivery of Escrow Shares. Pursuant to Section 2.3(a) of the Business Combination Agreement, after the Closing, Pubco shall deposit in book entry form the Escrow Shares with the Escrow Agent, with each such share of Escrowed Stock being issued in the name of the Escrow Agent.

Section 3. Maintenance of the Escrow Shares and other Escrow Property. So long as any Escrow Shares are being held in the Escrow Account and are not disbursed in accordance with this Agreement, any dividends, distributions or other income paid on or otherwise accruing to such Escrow Shares (the foregoing, together with the Escrow Shares, and as reduced by any disbursements of such Escrow Shares or dividends, distributions or other income from the Escrow Account by the Escrow Agent in accordance with the terms of this Agreement and the Business Combination Agreement, the “Escrow Property”) shall be held by the Escrow Agent in the Escrow Account in accordance with the terms of this Agreement. During the term of this Agreement, the Escrow Agent shall hold the Escrow Property in the Escrow Account and shall not sell, transfer, dispose of, lend or otherwise subject to a Lien any of the Escrow Property except until and to the extent that they are disbursed in accordance with Section 4. Except as the Purchaser Representative (on behalf of Pubco) and the Seller Representative may otherwise agree in joint written instructions executed and delivered to the Escrow Agent, no part of the Escrow Property may be withdrawn except as expressly provided in this Agreement. While the Escrow Shares are held in the Escrow Account, the Seller named on the applicable book entry statement for such Escrow Shares shall have the right to vote their Escrow Shares.

Section 4. Delivery of the Escrow Property. The Escrow Agent shall hold the Escrow Property and shall deliver the Escrow Property to either Pubco or the Seller Representative for further distribution to the Sellers, as applicable, in accordance with the following procedures:

(a) Pubco (with the Purchaser Representative acting on its behalf) may assert a claim for indemnification on behalf of a Purchaser Indemnitee pursuant to the Business Combination Agreement (an “Indemnification Claim”) by providing written notice (a “Claim Notice”) of such claim to the Seller Representative and the Escrow Agent, which Claim Notice shall include (i) a reasonable description of the facts and circumstances which relate to the subject matter of such Indemnification Claim to the extent then known, (ii) the amount of Losses suffered by the Purchaser Indemnitee in connection with the claim to the extent known or reasonably estimable (provided, that the Purchaser Representative on behalf of Pubco may thereafter in good faith adjust the amount of Losses with respect to the claim by providing a revised Claim Notice to the Seller Representative and the Escrow Agent (such amount, as it may be adjusted, the “Claim Amount”)) and (iii) whether the Indemnification Claim results from a Third Party Claim; provided, that the copy of any Claim Notice provided to the Escrow Agent shall be redacted for any confidential or proprietary information of the Indemnifying Party or the Purchaser Indemnitee described in clause (i).

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(b) Unless the Seller Representative provides to the Purchaser Representative and the Escrow Agent a written notice objecting to such Indemnification Claim (an “Objection Notice”) (with any Objection Notice provided to the Purchaser Representative, but not the Escrow Agent, including an attachment with a description, in reasonable detail, of the facts upon which such objection is based) by 11:59 p.m. New York City time on the thirtieth (30th) day after the delivery of the Claim Notice (the date of the delivery of the Claim Notice through such time, the “Objection Period”), the Seller Representative on will be deemed to have accepted responsibility for the Losses set forth in such Claim Notice subject to the limitations on indemnification set forth in Article IX of the Business Combination Agreement and will have no further right to contest the validity of such Claim Notice, and, subject to Section 4(d), the Escrow Agent shall promptly (in any event within five (5) Business Days) after the expiration of the Objection Period (or, if during the Objection Period, the Seller Representative provides affirmative written instructions to the Escrow Agent to release such Escrow Property from the Escrow Account, promptly (in any event within five (5) Business Days) after the Escrow Agent’s receipt of such instructions from the Seller Representative), disburse to the Purchaser Escrow Property from the Escrow Account in an amount equal to the Claim Amount. If the Seller Representative provides an Objection Notice during the Objection Period that disputes only a portion of the Claim Amount, subject to Section 4(d), the Escrow Agent shall promptly (in any event within five (5) Business Days) after the expiration of the Objection Period (or, if during the Objection Period, the Seller Representative provides affirmative written instructions to the Escrow Agent to release such Escrow Property from the Escrow Account, promptly (in any event within five (5) Business Days) after the Escrow Agent’s receipt of such instructions from the Seller Representative), disburse to the Purchaser, Escrow Property from the Escrow Account in an amount equal to the undisputed portion of the Claim Amount.

(c) If the Seller Representative timely disputes an Indemnification Claim, by providing an Objection Notice to the Purchaser Representative and the Escrow Agent during the Objection Period, the Purchaser Representative and the Seller Representative shall resolve the dispute in accordance with the terms of the Business Combination Agreement. If an Indemnification Claim is disputed by the Seller Representative, the Escrow Agent shall not distribute to the Seller Representative (or directly to any Seller) any portion of the Escrow Property with respect to the disputed portion of the Claim Amount, until receipt of (i) joint written instructions executed and delivered by the Seller Representative and the Purchaser Representative on behalf of Pubco stating that the dispute has been resolved and that the Purchaser Indemnitee has the right to the Claim Amount (or some portion thereof) (“Joint Instructions”) or (ii) a copy of an arbitration award issued pursuant to Section 13.4 of the Business Combination Agreement or a court order from a court of competent jurisdiction establishing the Purchaser Indemnitee’s right to the Claim Amount (or some portion thereof) pursuant to the Business Combination Agreement (a “Binding Award”). Upon receipt of such Joint Instructions or Binding Award, the Escrow Agent shall, without further action on the part of the Seller Representative or the Purchaser Representative, promptly (in any event within five (5) Business Days) disburse to the Purchaser Escrow Property from the Escrow Account in the amount set forth in the Joint Instructions or the Binding Award (less any undisputed amounts already disbursed pursuant to Section 4(b)), as applicable.

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(d) For the avoidance of doubt, with respect to any Third Party Claim, even if the Seller Representative has agreed that the Sellers are required to provide indemnification to the Purchaser Indemnitees for such Third Party Claim, except for attorneys’ fees and other costs and expenses for which the Sellers are responsible to pay to the Purchaser Indemnitees regardless of the outcome of such Third Party Claim (“Indemnified Third Party Costs”), no payment shall be made by the Escrow Agent with respect to such Third Party Claim until such Third Party Claim has been sustained in whole or in part by a court of competent jurisdiction or other binding legal process (including binding arbitration) or settled in whole or in part in accordance with the provisions of the Business Combination Agreement (and if any Third Party Claim is decided or settled in part, each part that has not yet been decided or settled shall not be paid until such remaining part is decided or settled). Escrow Property from the Escrow Account in an amount equal to Indemnified Third Party Costs shall be disbursed by the Escrow Agent to Pubco promptly (but in any event within five (5) Business Days) after the Purchaser Representative provides written notice to the Seller Representative and the Escrow Agent of such Indemnified Third Party Costs.

(e) Payments from the Escrow Account with respect to any Indemnification Claims shall first be paid with the Escrow Shares and then with any remaining property in the Escrow Account. For any Escrow Shares to be disbursed with respect to Indemnification Claims, the Escrow Shares shall be valued at the Pubco Share Price as of the date that an Indemnification Claim is finally determined in accordance with the Business Combination Agreement and this Agreement (the “Resolution Date”). For the avoidance of doubt, the Resolution Date shall be (i) if no Objection Notice is delivered by the Seller Representative during the Objection Period (other than with respect to a Third Party Claim), the 31st day after the date that the Claim Notice is delivered; (ii) if prior to the date described in clause (i) above, the Seller Representative provides affirmative written instructions to the Escrow Agent to release the Escrow Property for the amount set forth in the Claim Notice, the date that the Escrow Agent receives such written instructions; (iii) if the Seller Representative provides an Objection Notice during the Objection Period that disputes only a portion of the Claim Amount (other than with respect to a Third Party Claim), with respect to the undisputed portion of such Claim Amount, the date that the Escrow Agent receives such Objection Notice; (iv) with respect to any disputed Claim Amount, either the date that the Escrow Agent receives Joint Instructions or a Binding Award; or (v) with respect to any Third Party Claim, that date that such Third Party Claim has been sustained in whole or in part by a court of competent jurisdiction or other binding legal process (including binding arbitration) or settled in whole or in part in accordance with the provisions of the Business Combination Agreement (and if any Third Party Claim is decided or settled in part, the Resolution Date with respect to each part that has not yet been decided or settled shall be the date that such remaining part is decided or settled); provided, that with respect to Indemnified Third Party Costs, the Resolution Date shall be the date that the Purchaser Representative notifies the Seller Representative and the Escrow Agent in writing of the amount of such Indemnified Third Party Costs.

(f) With respect to any Indemnification Claims made in accordance with the Business Combination Agreement and this Agreement on or prior to the twelve (12) month anniversary of the Closing (the “Expiration Date”) that remain unresolved at the time of the Expiration Date (“Pending Claims”), all or a portion of the Escrow Property reasonably necessary to satisfy such Pending Claims (as determined based on the Claim Amount included in the Claim Notice (as it may be adjusted) provided by the Purchaser Representative and the Pubco Share Price as of the Expiration Date), shall remain in the Escrow Account until such time as such Pending Claim shall have been finally resolved pursuant to the provisions of the Business Combination Agreement and this Agreement. After the Expiration Date, any Escrow Property remaining in the Escrow Account that is not subject to Pending Claims, if any, and not subject to resolved but unpaid claims in favor of an Indemnified Party, shall be transferred by the Escrow Agent to the Seller Representative (for distribution to Sellers) upon receipt of joint written instructions from the Purchaser Representative and the Seller Representative. Promptly after the final resolution of all Pending Claims and payment of all indemnification obligations in connection therewith, the Escrow Agent shall transfer any Indemnity Escrow Property remaining in the Indemnity Escrow Account to the Seller Representative (for distribution to the Sellers).

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(g) The Escrow Agent shall also release and deliver such amount of Escrow Property upon receipt of joint written instructions from the Purchaser Representative and the Seller Representative, provided in accordance with Section 2.5(d) of the Business Combination Agreement, or a final, conclusive, non-appealable and binding judgment or order from a court of competent jurisdiction establishing the rights of a party in accordance with this Agreement and the Business Combination Agreement to such Escrow Property in accordance with Section 2.5 of the Business Combination Agreement.

(h) Any amount of Escrow Property required to be transferred to any Person pursuant to this Section 4 shall be transferred by the Escrow Agent pursuant to such delivery instructions as provided by the Purchaser Representative with respect to Pubco or Seller Representative with respect to the Sellers, or as provided to any Person pursuant to joint written instructions of the Purchaser Representative and Seller Representative. The Escrow Agent shall rely exclusively on instructions provided by the Seller Representative and the Purchaser Representative on behalf of Pubco as to the amount and recipient of any distribution of Escrow Property pursuant to this Section 4, or the relevant order of any court of competent jurisdiction or other award granted pursuant to other binding legal process (including any binding arbitration). The Escrow Agent has no duty or responsibility to calculate any distribution or to confirm the accuracy of any distribution amount so instructed.

Section 5. Tax Matters. Pubco, the Purchaser Representative and the Seller Representative agree and acknowledge that, for all U.S. and foreign tax purposes, except as required by applicable Law, Pubco shall be the owner of the Escrow Property while held in the Escrow Account and until released to the Sellers or the Seller Representative for distribution to the Sellers, and all interest, earnings or income, if any, earned with respect to the Escrow Property while held by the Escrow Agent shall be treated as earned by Pubco until released to the Seller Representative for distribution to the Sellers. The Escrow Agent shall have the right to deduct and withhold taxes from any payments to be made hereunder if such withholding is required by law and to request and receive any necessary tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from the applicable recipient of the Escrow Property.

Section 6. Duties. The Escrow Agent’s duties are entirely ministerial and not discretionary, and the Escrow Agent will be under no duty or obligation to do or to omit the doing of any action with respect to the Escrow Property, except to give notice, provide monthly reports, make disbursements, keep an accurate record of all transactions with respect to the Escrow Property, hold the Escrow Property in accordance with the terms of this Agreement and to comply with any other duties expressly set forth in this Agreement. The Escrow Agent shall not have any interest in the Escrow Property but shall serve as escrow holder only and have only possession thereof. Nothing contained herein shall be construed to create any obligation or liability whatsoever on the part of the Escrow Agent to anyone other than the parties to this Agreement. There are no third party beneficiaries to this Agreement.

Section 7. Determination of the Pubco Share Price. In the event that the Escrow Agent has any question as to the applicable Pubco Share Price, the Seller Representative and the Purchaser Representative shall cooperate to promptly provide the Escrow Agent with their good faith determination of the applicable Pubco Share Price pursuant to Joint Instructions or a Binding Award (and in the event of any dispute as to the Pubco Share Price, the Escrow Agent shall not disburse the applicable Escrow Property until such dispute has been resolved).

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Section 8. Monthly Reports Upon Request. The Escrow Agent shall provide monthly account statements to the Purchaser Representative and the Seller Representative with respect to the Escrow Account. The Purchaser Representative and the Seller Representative have one hundred twenty (120) days to object in writing to such reports. If no written notice detailing a party’s objections has been received by the Escrow Agent within this period, an acceptance of such reports shall be deemed to have occurred.

Section 9. Authorized Parties; Reliance. The parties hereby acknowledge that the Purchaser Representative has the sole and exclusive authorization to act on behalf of Pubco under this Agreement. The Purchaser Representative on behalf of Pubco and the Seller Representative agree to provide, on Exhibit A (as it may be amended from time to time) to this Agreement, the names and specimen signatures of those persons who are authorized to issue notices and instructions to the Escrow Agent and execute required documents under this Agreement. The Escrow Agent may rely and shall be protected in acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent is entitled to rely on, and shall be fully protected in relying on, the instructions and notices from any one of the authorized signers, as identified on the attached Exhibit A (as it may be amended from time to time) to this Agreement, from each of the Purchaser Representative (on behalf of Pubco) and the Seller Representative, either acting alone, until such time as their authority is revoked in writing, or until successors have been appointed and identified by notice in the manner described in Section 15 below.

Section 10. Good Faith. The Escrow Agent shall not be liable for any action taken by it in good faith and reasonably believed by it to be authorized or within the rights or powers conferred upon it by this Agreement and may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

Section 11. Right to Resign. The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving such notice in writing of such resignation specifying a date when such resignation shall take effect, which shall be a date not less than sixty (60) days after the date of the notice of such resignation. Similarly, the Escrow Agent may be removed and replaced following the giving of thirty (30) days’ notice to the Escrow Agent by all of the other parties hereto. In either event, the Purchaser Representative and the Seller Representative shall agree upon a successor Escrow Agent. If the Seller Representative and the Purchaser Representative are unable to agree upon a successor or shall have failed to appoint a successor prior to the expiration of sixty (60) days following the date of resignation or thirty (30) days following the date of removal, the then-acting Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or otherwise appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto. Any successor Escrow Agent shall execute and deliver to the predecessor Escrow Agent, the Purchaser Representative and the Seller Representative an instrument accepting such appointment and the transfer of the Escrow Property and agreeing to the terms of this Agreement.

Section 12. Compensation. The Escrow Agent shall be entitled to receive the fees as set forth on Exhibit B for the services to be rendered hereunder, and to be paid or reimbursed for all reasonable documented out-of-pocket expenses, disbursements and advances, including reasonable documented out-of-pocket attorneys’ fees, incurred or paid in connection with carrying out its duties hereunder, such amounts to be paid one-half (1/2) equally by Pubco and the Seller Representative (on behalf of the Sellers).

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Section 13. Indemnification. Each of Pubco and the Seller Representative (on behalf of the Sellers) hereby agrees to jointly and severally indemnify the Escrow Agent for, and to hold it harmless against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Escrow Agent, arising out of or in connection with its entering into this Agreement and carrying out its duties hereunder. Notwithstanding the foregoing, as between Pubco and the Seller Representative, each of Pubco and the Seller Representative (on behalf of the Sellers), between themselves, shall be responsible for one-half (1/2) of such indemnification obligations, and each of Pubco and the Seller Representative shall have the right to seek contribution from the other to the extent that it pays for more than one-half (1/2) of such indemnification obligations.

Section 14. Disputes. If a controversy arises between the parties hereto as to whether or not or to whom the Escrow Agent shall transfer all or any portion of the Escrow Property or as to any other matter arising out of or relating to this Agreement or the Escrow Property, the Escrow Agent shall not be required to determine the same, shall not make any transfer of and shall retain the Escrow Property in dispute without liability to anyone until the rights of the parties to the dispute shall have finally been determined by mutual written agreement of the Purchaser Representative on behalf of Pubco and the Seller Representative, or by a final non-appealable judgment or order of any state or federal court located in New York County, New York (or in any court in which appeal from such courts may be taken) but the Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings. The Escrow Agent shall be entitled to assume that no such controversy has arisen unless it has received notice of such controversy or conflicting written notices from the parties to this Agreement. Any disputes arising out of, related to, or in connection with, this Agreement between Pubco, the Purchaser Representative and/or the Seller Representative, including a dispute arising from a party’s failure or refusal to sign a joint written notice hereunder, shall be determined by arbitration conducted in accordance with the provisions of Section 13.4 of the Business Combination Agreement (other than (i) disputes subject to the procedure under Section 2.5 of the Business Combination Agreement, which will be determined in accordance with such section, or (ii) applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of any arbitration award pursuant to this Section 14 or Section 13.4 of the Business Combination Agreement).

Section 15. Notices. Except to the extent expressly set forth herein, all notices and communications hereunder shall be in writing and shall be deemed to be given if (a) delivered personally, (b) sent by facsimile or email (with affirmative confirmation of receipt), (c) sent by recognized overnight courier that issues a receipt or other confirmation of delivery or (d) sent by registered or certified mail, return receipt requested, postage prepaid to the parties as follows:

If to Pubco, to:

Australian Oilseeds Holdings Limited

126 – 142 Cowcumbla Street, Cootamundra

Site 2: 52 Fuller Drive Cootamundra

PO Box 263 Cootamundra 2590

Attn: Gary Seaton, Chairman and CEO

Telephone No.: 02 6942 4347
Email: gary@energreennutrition.com.au

with a copy (which will not constitute notice) to:

Rimôn PC

1990 K Street, NW Suite 420

Washington, DC, 20006

Attn: Debbie Klis, Esq.

Facsimile No.: (202) 935-3390

Telephone No.: (202) 935-3390

Email: debbie.klis@rimonlaw.com

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If to the Purchaser Representative, to:

American Physicians LLC

7612 Main Street Fishers, Suite 200

Victor, New York 14564

Attn: Becky Zhang

Telephone No.: 1 (315) 560-1858

Email: beckyxpzhan@yahoo.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Barry I. Grossman, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: bigrossman@egsllp.com

If to the Seller Representative or any Seller, to:

Gary Seaton
c/o EDOC Holdings Limited
126 – 142 Cowcumbla Street, Cootamundra
Site 2: 52 Fuller Drive Cootamundra
PO Box 263 Cootamundra 2590
Facsimile No.: 02 6942 4347
Telephone No.: 02 6942 4347
Email: gary@energreennutrition.com.au

with a copy (which will not constitute notice) to:

Rimôn PC
1990 K Street, NW Suite 420
Washington, DC, 20006
Attn: Debbie Klis, Esq.
Facsimile No.: (202) 935-3390
Telephone No.: (202) 935-3390
Email: debbie.klis@rimonlaw.com

If to the Escrow Agent, to:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Attention: Account Administration
Facsimile No: (212) 509-5150
Telephone No: (212) 845-4000

or at such other address as any of the above may have furnished to the other parties in a notice duly given as provided herein. Any such notice or communication given in the manner specified in this Section 15 shall be deemed to have been given (i) on the date personally delivered or transmitted by facsimile or email (with affirmative confirmation of receipt), (ii) one (1) Business Day after the date sent by recognized overnight courier that issues a receipt or other confirmation of delivery or (iii) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid.

Section 16. Term. This Agreement shall terminate upon the final, proper and complete distribution of the Escrow Property in accordance with the terms hereof; provided, that Pubco’s and the Seller Representatives’ obligations under Section 13 hereof shall survive any termination of this Agreement.

Section 17. Entire Agreement. The terms and provisions of this Agreement (including the Exhibits hereto, which are hereby incorporated by reference herein) constitute the entire agreement between the Escrow Agent and the other parties hereto with respect to the subject matter hereof. Notwithstanding the foregoing, as between Pubco and the Seller Representative, the terms of the Business Combination Agreement shall control and govern over the terms of this Agreement in the event of any conflict or inconsistency between this Agreement and the Business Combination Agreement. The actions of the Escrow Agent shall be governed solely by this Agreement.

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Section 18. Amendment; Waiver. This Agreement may be amended or modified only by a written instrument duly signed by the parties hereto, and any provision hereof may be waived only by a written instrument duly signed by the party against whom enforcement of such waiver is sought.

Section 19. Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 20. Further Assurances. From time to time on and after the date hereof, the Purchaser Representative and the Seller Representative shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do and cause to be done such further acts as the Escrow Agent shall reasonably request (it being understood that the Escrow Agent shall have no obligation to make any such request) to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

Section 21. Accounting. In the event of the resignation or removal of the Escrow Agent, upon the termination of this Agreement or upon demand at any time of either the Purchaser Representative or the Seller Representative under reasonable circumstances, the Escrow Agent shall render to the Purchaser Representative, the Seller Representative and the successor escrow agent (if any) an accounting (free of charge) in writing of the property constituting the Escrow Property.

Section 22. Interpretation. The parties acknowledge and agree that: (a) this Agreement is the result of negotiations between the parties and will not be deemed or construed as having been drafted by any one party, (b) each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any Exhibits attached hereto) and have contributed to its revision and (c) the rule of construction to the effect that any ambiguities are resolved against the drafting party will not be employed in the interpretation of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (i) words of the masculine, feminine or neuter gender will include the masculine, neuter or feminine gender, and words in the singular number or in the plural number will each include, as applicable, the singular number or the plural number; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) reference to any law means such law as amended, modified codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder; (iv) any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and references to all attachments thereto and instruments incorporated therein; (v) the term “or” means “and/or”; (vi) the words “herein, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (vii) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”; (viii) any reference herein to “dollars” or “$” shall mean United States dollars; and (ix) reference to any Section or Exhibit means such Section hereof or Exhibit hereto.

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Section 23. Successors and Assigns. This Agreement and the rights and obligations hereunder may not be assigned without the prior written consent of each of the parties hereto; provided, however, that (a) if the Seller Representative is replaced in accordance with the terms of the Business Combination Agreement, the replacement Seller Representative shall automatically become a party to this Agreement as if it were the original Seller Representative hereunder upon providing (i) written notice to the Escrow Agent and Pubco of such replacement and accepting its rights and obligations under this Agreement and (ii) the Escrow Agent with the documentation referenced in Section 28 hereof from such replacement Seller Representative and any replacement authorized individuals to act on behalf of the Seller Representative for purposes of Exhibit A, and (b) if the Purchaser Representative is replaced in accordance with the terms of the Business Combination Agreement, the replacement Purchaser Representative shall automatically become a party to this Agreement as if it were the original Purchaser Representative hereunder upon providing (i) written notice to the Escrow Agent and the Seller Representative of such replacement and accepting its rights and obligations under this Agreement and (ii) the Escrow Agent with the documentation referenced in Section 28 hereof from such replacement Purchaser Representative and any replacement authorized individuals to act on behalf of Pubco or the Purchaser Representative for purposes of Exhibit A This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 24. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor will any single or partial exercise of any such right preclude any other (or further) exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to or exclusive of, any rights or remedies otherwise available to a party hereunder.

Section 25. Governing Law; Venue. The terms and provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of New York without reference to its conflict of law provisions. Subject to Section 14, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state or federal court located in New York County, New York (or in any court in which appeal from such courts may be taken) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

Section 26. Waiver of Jury Trial. EACH PARTY HEREBY WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY IN ANY LITIGATION, CLAIM, CAUSE OF ACTION OR OTHER LEGAL PROCEEDING BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES HERETO AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE PARTIES HERETO EACH AGREE THAT ANY SUCH LITIGATION, CLAIM, CAUSE OF ACTION OR OTHER LEGAL PROCEEDING SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES HERETO FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

Section 27. Counterparts. This Agreement may be executed simultaneously in two or more counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 28. U.S. Patriot Act. Pubco and the Seller Representative agree to provide the Escrow Agent with the information reasonably requested by the Escrow Agent to verify and record Pubco’s and the Seller Representative’s respective identities pursuant to the Escrow Agent’s procedures for compliance with the U.S. Patriot Act and any other applicable laws.

Section 29. Representations of the Parties. Each of the parties hereto hereby represents and warrants that as of the date hereof: (a) it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all such actions have been duly and validly authorized by all necessary proceedings; and (b) this Agreement has been duly authorized, executed and delivered by it, and constitutes a legal, valid and binding agreement of it.

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS}

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first written above.

Pubco:

AUSTRALIAN OILSEEDS HOLDINGS LIMITED

/s/ Gary Seaton
By:	Gary Seaton
Title:	Chief Executive Officer

The Purchaser Representative:

AMERICAN PHYSICIANS LLC, solely in the capacity as the Purchaser Representative hereunder

By:	/s/ Kevin Chen
Name:	Kevin Chen
Title:	CEO

The Seller Representative:

Gary Seaton, an individual, solely in the capacity as the Seller Representative hereunder

By:	/s/ Gary Seaton

The Escrow Agent:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as escrow agent

By:	Francis Wolf
Name:	Francis Wolf
Title:	Vice President

[Signature Page to Escrow Agreement]

The Sellers:

Print Name of Seller:

By:

[Signature]

If Entity, Print Name and Title of Signatory:

Address:

Facsimile:

Telephone:

Email:

[Signature Page to Escrow Agreement]

EXHIBIT A
AUTHORIZED SIGNERS

Purchaser Representative:

Individuals authorized by the Purchaser Representative:

Name	Telephone Number	Specimen Signature

1.
2.
3.

Seller Representative:

Name	Telephone Number	Specimen Signature

1.

EXHIBIT B
FEE INFORMATION

Legal Review and Execution -	$2,500
Monthly Administrative Fee -	$200